Exhibit 3.48

State of Missouri

Rebecca McDowell Cook, Secretary of State

P.O. Box 778, Jefferson City, MO 65102

Corporation Division

Articles of Organization

(Submit in duplicate with filing fee of $105)

1.	The name of the limited liability company is Fischer Quarries, L.L.C.

2.	The purpose(s) for which the limited liability company is organized: Quarrying and Manufacture of rock for commercial purposes.

3.	The name and address of the limited liability company’s registered agent in Missouri is: Joseph M. Fischer, 2300 Clinton Road, Sedalia, MO 65301.

4.	The management of the limited liability company is vested in one or more managers. Yes No

5.	The latest date on which the limited liability company is to dissolve is: 12/31/50.

6.	Upon the withdrawal of any member, the remaining member(s) have the following right(s) (if any) to continue the business and affairs of the limited liability company:

The Limited Liability Company shall terminate unless all remaining members agree to continue the business of the Limited Liability Company.

7.	The name(s) and addresses of each organizer:

Daniel W. Fischer, 2425 Woodland Drive, Sedalia, MO 65301

Joseph M. Fischer, 27701 Hackberry, Sedalia, MO 65301

8.	For tax purposes, is the limited liability company considered a corporation? Yes No

In affirmation thereof, the facts stated above are true:

/s/ Joseph M. Fischer	Organizer

/s/ Daniel W. Fischer	Organizer

/s/ Daniel W. Fischer	Organizer